EXHIBIT 15
Allstate Life Insurance Company
3075 Sanders Road
Northbrook, IL 60062

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Allstate Life Insurance Company and subsidiaries for the periods ended September 30, 2019 and 2018, as indicated in our report dated November 5, 2019; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, is incorporated by reference in the following Registration Statements:

Form S-3 Registration Statement Nos.	Form N-4 Registration Statement Nos.
333-220830	333-102934
333-220831	333-114560
333-220832	333-114561
333-220835	333-114562
333-220836	333-121693
333-220837
333-220569
333-220570
333-220580
333-220581
333-220605
333-220606

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
November 5, 2019